Exhibit 10.1

AMENDMENT TO TERMINATION AGREEMENT

This Amendment to Termination Agreement (the “Agreement”) effective as of November 16, 2004 (the “Effective Date”), is made by and between Gregory D. Waller (hereinafter referred to as the “Employee”) and Sybron Dental Specialties, Inc. (hereinafter referred to as the “Company”).

WHEREAS, Employee is currently employed by the Company as its Vice-President Finance, Chief Financial Officer and Treasurer; and

WHEREAS, Employee has announced his desire to retire from his current position as of April 1, 2005 and to discontinue his employment with the Company, and has executed a “Termination Agreement” setting forth the terms and conditions of an orderly transition of his duties and responsibilities upon his retirement; and

WHEREAS, Waller and Company have agreed to amend the Termination Agreement to correct certain items contained therein;

NOW, THEREFORE, Employee and Company, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, agree to amend the Termination Agreement as of the Effective Date, as follows:

1.	Paragraph 5 is deleted and the following is inserted in its place:

5.	At the conclusion of the Employment Period, the Company shall pay Employee the sum of $50,508.14, in full payment of the amount owed Employee for his accrued vacation as of the Termination Date.

2.	Paragraphs 6 and 7 are deleted and the following single paragraph is inserted in their place:

6.	If Employee signs, within thirty (30) days of the Termination Date, the Full and Complete Release of Liability attached hereto and marked as Addendum A (the “Release”), and does not revoke the Release within the period provided in the Release for revocation, the Company shall: (i) enter into with Employee the Consulting Agreement attached hereto and marked as Addendum B; (ii) pay Employee, within thirty (30) days of the expiration of the revocation period in the Release, the sum two hundred and seventy thousand dollars ($270,000), which shall fulfill the Company’s obligation, if any, under section 4.a. of the Executive Employment Agreement entered into by and between Employee and Company and dated November 4, 2002 (the “Executive Employment Agreement”); (iii) make a payment to Employee in an amount equal to the incentive award for the Company’s 2005 fiscal year that would have been earned by the Employee under the Senior Executive Incentive Compensation Plan but for the termination of the Employee’s employment with the Company prior to the end of the fiscal year, multiplied, however, by a percentage equal to the percentage of the fiscal year in which the Employee was an employee of the Company (The payment of the amount described in this clause (iii) shall be made on or about the same time as the incentive award is paid to the Company’s other employees for the 2005 fiscal year and shall fulfill the Company’s obligation, if any, under section 4.b. of the Executive Employment Agreement); (iv) transfer to

Employee the ownership of the cellular phone currently being used by the Employee and pay the costs associated with the use of the phone for a period of one year following the Termination Date; (v) provide Employee with insurance coverage at a level consistent with the level of coverage being provided to Employee as of his Termination Date, for a period of one year following the Termination Date, at a cost to the Employee consistent with the cost being paid by the Company’s other employees, with the following benefits: health insurance, life insurance, dental insurance, long-term disability insurance, accidental death and dismemberment insurance, and vision insurance; and (vi) amend the Employee’s right to exercise, in accordance with the terms and conditions of all previously granted Nonqualified Stock Option Agreements under the Sybron Dental Specialties, Inc. 2000 Long-Term Incentive Plan (the “Plan”), all of the outstanding and exercisable stock options for Sybron Dental Specialties common stock he owns as of the Termination Date, to provide the Employee the right to exercise those options for a period of two years following the Termination Date. (Other than the extension of the time period to exercise his options, the preceding statement in this clause (vi) shall not expand any rights or reduce any restrictions in the Plan.)

3.	Except as expressly set forth herein, all other terms and conditions of the Termination Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, intending to be legally bound as of the Effective Date, the parties have executed this Amendment to the Termination Agreement below.

/s/ Gregory D. Waller	Date: December 27, 2004
Gregory D. Waller

SYBRON DENTAL SPECIALTIES, INC.

By:	/s/ Floyd W. Pickrell, Jr.
Floyd W. Pickrell, Jr.
President

Date: December 27, 2004

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